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                                                                    EXHIBIT 23.1

                         Consent of Independent Auditors


We consent to the reference to our firm under the captions "Selected Historical Consolidated Financial Data" and "Experts" in the Registration Statement (Form S-4) and related Prospectus of Beverly Enterprises, Inc. for the registration of $200,000,000 of 9 5/8 % Senior Notes due April 15, 2009, and to the incorporation by reference therein of our report dated February 5, 2001, with respect to the consolidated financial statements and schedule of Beverly Enterprises, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


                                            /s/ Ernst & Young LLP



Little Rock, Arkansas
June 14, 2001